Exhibit 99.1
PRESS RELEASE

CONTACT INFORMATION

Investor Relations

Contact:	Mary Kay Ladone, Senior Vice President, Corporate Development, Strategy and Investor Relations	Contact:	Lorna Williams, Executive Director, Investor Relations and Strategy
Phone:	312-819-9387	Phone:	312-233-7799
Email:	marykay.ladone@hillrom.com	Email:	lorna.williams@hillrom.com
Media

Contact:	Howard Karesh, Vice President, Corporate Communications
Phone:	312-819-7268
Email:	howard.karesh@hillrom.com

HILLROM ANNOUNCES ACQUISITION OF
CONTACT-FREE CONTINUOUS MONITORING TECHNOLOGY FROM EARLYSENSE

CHICAGO, February 1, 2021 – Hillrom (NYSE: HRC) today announced it has acquired contact-free continuous monitoring technology from EarlySense for terms including a cash consideration of $30 million, potential payments based on the achievement of certain commercial milestones, and a portion of Hillrom’s equity investment in EarlySense. This acquisition underscores Hillrom’s continued commitment to building a differentiated suite of connected solutions to improve patient outcomes and is not expected to have a material impact on the company’s fiscal 2021 financial guidance.

“Hillrom is transforming care with highly differentiated sensing and digital communication capabilities that drive improved patient safety and ensure timely, effective clinical intervention,” said Hillrom President and CEO John Groetelaars. “We look forward to bringing these critical technologies to more customers around the world as we deliver on our vision of Advancing Connected Care™.”

Hillrom will provide EarlySense a license to the technology, as EarlySense continues to develop next-generation AI-based sensing technologies specifically for the remote patient care market.

“EarlySense technology has monitored over one million patients and helped care teams save tens of thousands of lives. Transferring this technology to Hillrom will advance our global impact in acute care settings,” said Matt Johnson, CEO of EarlySense. “Simultaneously, we are excited to focus our future on post-acute remote patient care, which is growing dramatically and has experienced widespread acceptance and momentum in the market due to the COVID-19 pandemic.”

Hillrom defined a new standard of care with the integration of EarlySense’s contact-free continuous monitoring and analytics technology into the Centrella® Smart+ med-surg bed and ecosystem of connected devices.

The Centrella Smart+ bed offers optimized patient safety, enhanced patient satisfaction and advanced caregiver-focused technology, and allows for continuous monitoring of patients’ heart and respiratory rates over 100 times per minute without ever touching the patient. Respiratory rate and heart rate-based models are the most accurate vital signs models for detection of critical illness in general medical-surgical units.1 Contact-free continuous monitoring technology can alert clinicians to potential patient deterioration events much earlier than traditional monitoring methods.

Clinical research has demonstrated that up to 17 percent of inpatient admissions experience clinical deterioration2, warning signs of which can often be identified through contact-free continuous monitoring technology six to eight hours before deterioration events occur3, much earlier than traditional monitoring methods.

Early identification of clinical deterioration has led to improved survival, decreased costs, and decreased need for higher acuity settings4. Specific improved clinical outcomes demonstrated with this technology include helping reduce mortality related to “code blue” events by 83 percent, and cardiac arrests by 86 percent.2 In addition, clinicians reported overall hospital length-of-stay was reduced by 9 percent, and ICU days by 45 percent2, underscoring the benefits for all med-surg patients to be continuously monitored with a contact-free solution.

About EarlySense
EarlySense® is the global leader in contact-free, continuous monitoring solutions for the healthcare continuum. Used worldwide in hospitals, post-acute care facilities and patients’ homes, the EarlySense System assists caregivers in early detection of potential patient adverse events, including code blue events resulting from cardiac or respiratory arrest, patient falls, pressure ulcers, preventable ICU transfers and hospital readmissions. The EarlySense System captures critical information from the patient, providing an early warning to caregivers of potentially adverse events. EarlySense is based in Ramat Gan, Israel, and Woburn, Massachusetts. For more information, visit www.earlysense.com.

About Hillrom
Hillrom is a global medical technology leader whose 10,000 employees have a single purpose: enhancing outcomes for patients and their caregivers by Advancing Connected Care™. Around the world, our innovations touch over 7 million patients each day. They help enable earlier diagnosis and treatment, optimize surgical efficiency and accelerate patient recovery while simplifying clinical communication and shifting care closer to home. We make these outcomes possible through digital and connected care solutions and collaboration tools, including smart bed systems, patient monitoring and diagnostic
1Churpek MM, Adhikari R, Edelson DP. The value of vital sign trends for detecting clinical deterioration on the wards. Resuscitation. 2016;102:1-5.
2 Ben-ari J, Zimlichman E, Adi N, Sorkine P. Contactless respiratory and heart rate monitoring: validation of an innovative tool. J Med Eng Technol. 2010;34(7-8):393-8.
3 Brown H, Terrence J, Vasquez P, Bates DW, Zimlichman E. Continuous monitoring in an inpatient medical-surgical unit: a controlled clinical trial. Am J Med. 2014;127(3):226-32.
4 Vincent JL, Einav S, Pearse R, et al. Improving detection of patient deterioration in the general hospital ward environment. Eur J Anaesthesiol. 2018;35(5):325-333.

technologies, respiratory health devices, advanced equipment for the surgical space and more, delivering actionable, real-time insights at the point of care. Learn more at hillrom.com.

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